Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of GrafTech International Ltd. of our report dated February 23, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of GrafTech International Ltd., which appears in GrafTech International Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

November 30, 2010